Exhibit 99.1

Liberty Interactive Completes zulily Acquisition

ENGLEWOOD, CO, October 1, 2015 — Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced today that it has completed the acquisition of zulily and has acquired all remaining shares of zulily, inc. (now known as zulily, llc) by acquiring through a second-step merger of Liberty Interactive’s subsidiary Mocha Merger Sub, Inc. with and into zulily, with zulily surviving, all as previously announced.  The depositary has commenced delivery of the shares of Liberty Interactive’s Series A QVC Group common stock and cash payable in exchange for all shares of zulily common stock.  As a result of the completion of transactions described herein, shares of zulily common stock no longer trade on Nasdaq.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

Liberty Interactive IR:

Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation